EXHIBIT INDEX

Exhibit A:  Attachment to item 77B:
            Accountant's report on internal control.

Exhibit B:  Attachment to item 77Q1:
            Copies of any new or amended Registrant Investment
            Advisory Contract

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Exhibit A:

Report of Independent Accountants

To the Shareholders and Board of Directors of The India Fund, Inc.

In planning and performing our audit of the financial statements of The India Fund, Inc. (the "Fund") for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
New York, New York
February 16, 1999


Exhibit B:



            AMENDMENT TO COUNTRY ADVISORY AGREEMENT

                    Advantage Advisers, Inc.
                   One World Financial Center
                    New York, New York  10281

February 11, 1998

Infrastructure Leasing & Financial
  Services Limited
ITTS House
5th Floor
28, K Dubhash Marg.
Mumbai, India  400 023

Dear Sirs:

This will confirm the amendment to the agreement dated November 3, 1997 (the "Agreement") among the undersigned (the "Investment Manager"), you (the "Country Adviser") and the Fund (but only with respect to paragraph 2, subparagraph 3(b) and paragraphs 7 and 8 of the Agreement) is hereby amended as follows:

1. Paragraph 5 of the Agreement is hereby deleted in its entirety and the following paragraph is substituted therefor:


    5. In consideration of the services to be rendered by the Country Adviser under this agreement, the Investment Manager shall pay the Country Adviser a monthly fee in United States dollars on the fifth business day of each month for the previous month at an annual rate of 0.20% of the Fund's average weekly net assets. If the fee payable to the Country Adviser pursuant to this paragraph 5 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Registration Statement.

2. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


If the foregoing correctly sets forth the Amendment to the Agreement, please so indicate by signing and returning to the Investment Manager the enclosed copy hereof.

Very truly yours,

ADVANTAGE ADVISERS, INC.

By:  /s/ Alan Rappaport
   Name:   Alan Rappaport
   Title:  President


ACCEPTED:

INFRASTRUCTURE LEASING & FINANCIAL
  SERVICES LIMITED

By: /s/ Ravi Parthasarathy
   Name:  Ravi Parthasarathy
   Title:  Vice Chairman and Managing Director